Exhibit 99.1


                Key Technology Announces Cost Reduction Measures



    WALLA WALLA, Wash.--(BUSINESS WIRE)--Sept. 21, 2006--Key Technology, Inc. (Nasdaq:KTEC) announced today the implementation of several significant cost reduction actions aimed at bringing operating expenses in line with the current business level.
    The Freshline Machines manufacturing and engineering operations in Sydney, Australia will be closed effective September 30, 2006, and integrated into existing operations in Walla Walla. Key Technology will continue to maintain its sales and service offices in Sydney and Melbourne, Australia for the full line of Key products in that important geographic market. Key expects to incur total costs of approximately $275,000 related to the closure of the Freshline operations in Australia. The Company anticipates approximately $260,000 of the total cost will be incurred in the fourth quarter of fiscal 2006. Estimated annualized cost savings as a result of this action are expected to approximate $600,000, although the full effect of the savings are not expected to be realized in fiscal 2007.
    "The acquisition of Freshline in early 2005 added a product offering that is complementary to our optical and vibratory lines and consistent with our strategy to expand into the fresh-cut market," commented Gordon Wicher, Sr. Vice President, Americas and Asia. "The fresh-cut industry is an important growth segment of the food industry for Key Technology, and we will be an important player in this market as it matures and adopts more automated processing technology. This restructuring will allow us to significantly reduce our costs associated with the business, without compromising our ability to offer a broad line of processing solutions to the fresh-cut industry."
    The Company also announced that it will consolidate the majority of its Medford, Oregon operations into its Walla Walla headquarters. The Medford operation has been part of Key since the Company acquired Advanced Machine Vision Corporation in July 2000. The manufacturing activities of the business were relocated to Walla Walla at the time of the acquisition, but since then the Company continued to maintain a sales, service and engineering operation in Medford. Following the consolidation, a small number of aftermarket and service personnel will remain in Medford.
    "With these changes, our domestic research and development activities will be consolidated into our headquarters in Walla Walla, giving us greater efficiencies and lower costs," commented Ron Burgess, Sr. Vice President and Chief Financial Officer.
    Key expects to incur a cost for consolidation of the Medford operations of approximately $500,000, of which approximately $365,000 will be incurred in the current quarter. On an annualized basis, the Company anticipates that the future benefit of this action will be approximately $900,000 of cost reductions per year. Because the consolidation is not anticipated to be completed until December 31, 2006, the estimated savings for fiscal 2007 will be somewhat less than the estimated annual cost savings.
    The Company also announced that it has agreed in principle to sell its 50% interest in InspX LLC, a jointly owned manufacturer of x-ray inspection systems formed in 2004, to that entity. Under the terms of the agreement, Key will receive $1.5 million in a combination of cash and secured notes, plus rights to a contingent payment based upon future performance of the business. The transaction, expected to close early in the first quarter of fiscal 2007, is expected to result in a nominal gain that will not materially impact fiscal 2007 results.

    About Key Technology, Inc.

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.
    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

    -- competition and advances in technology may adversely affect sales and prices;

    -- the Company's new products may not compete successfully in either existing or new markets;

    -- the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;

    -- the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;

    -- intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company's results of operations and its customer relations; and

    -- inadequate internal controls over financial reporting could result in an inability to accurately report the Company's financial results.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended
September 30, 2005.



    CONTACT: Key Technology, Inc.
             Ron Burgess, 509-529-2161